Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

IN RE:	§	CASE NO. 09-36291
§
BASELINE OIL & GAS CORP.,	§
§
Debtor.	§	(Chapter 11)
§
§

PREPACKAGED PLAN OF REORGANIZATION

OF BASELINE OIL & GAS CORP.

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

RHETT G. CAMPBELL

Texas State Bar No. 03714500

MILLIE A. SALL

Texas State Bar No. 01278050

THOMPSON & KNIGHT LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Telephone: 713.654.8111

and

MATTHEW S. COHEN

IRA L. HERMAN

Texas State Bar No. 24063314

THOMPSON & KNIGHT LLP

919 Third Avenue, 39th Floor

New York, New York 10022-3915

Telephone: 212.751.3001

ATTORNEYS FOR BASELINE OIL & GAS CORP.

DATED: August 28, 2009.

-i-

TABLE OF CONTENTS

(continued)

-ii-

INTRODUCTION

Baseline Oil & Gas Corp., a Nevada corporation (“Baseline”), proposes this prepackaged reorganization plan (“Plan”) pursuant to Chapter 11 of Title 11 of the United States Code. Reference hereby is made to the Disclosure Statement (as defined hereafter) distributed with this Plan, which provides information concerning the history, business, properties, assets, liabilities and claims of Baseline. Additionally, the Disclosure Statement describes (a) the treatment of claims and interests under the Plan, including a description of the securities to be issued thereunder in satisfaction of certain claims, and (b) certain matters relating to confirmation of the Plan. YOU ARE URGED TO READ THE DISCLOSURE STATEMENT WITH CARE IN EVALUATING HOW THIS PLAN WILL AFFECT YOUR CLAIM(S) AND TO CONSULT WITH COUNSEL OF YOUR CHOICE.

ARTICLE I

DEFINITIONS, RULES OF INTERPRETATION,

AND COMPUTATION OF TIME

A.	Scope of Definitions; Rules of Construction

1.1 Capitalized terms not otherwise defined in this Plan shall have the respective meanings ascribed to them in this Article I. Any capitalized term used herein, but not defined, shall have the meaning ascribed in the Bankruptcy Code or the Bankruptcy Rules. Definitions shall apply to the plural as well as the singular number.

B.	Definitions

1.2 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in sections 503(b) and 1114(e)(2) and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses of preserving property of the Estate, including operational expenses, wages, salaries, or commissions for services rendered, and (b) all fees and charges assessed against the Estate under chapter 123 of title 28, United States Code.

1.3 “Allowance Date” means the later of (a) the Effective Date and (b) the date a claim becomes an Allowed Claim.

1.4 “Allowed” means (a) any Claim (other than an Administrative Claim) (i) that has been allowed by a Final Order, (ii) that is listed in the Debtor’s Schedules as liquidated, non-contingent, undisputed in an amount greater than zero, as the same may from time to time be amended in accordance with the Bankruptcy Code, Bankruptcy Rules or order of the Bankruptcy Court, (iii) that is the subject of a timely filed proof of claim as to which either no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods fixed by the Bankruptcy Code or by any order of the Bankruptcy Court, or (iv) that is expressly allowed in a liquidated amount in the Plan; and (b) any Administrative Claim as to which a timely request for payment has been made in accordance with this Plan (if such written request is required) that has been allowed by a Final Order; and (c) any Interest that, as of the Petition Date, appears of record in the equity register maintained by or on behalf of a Debtor.

PLAN OF REORGANIZATION – PAGE 1

1.5 “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, as now in effect or hereafter amended.

1.6 “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

1.7 “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, and the Federal Rules of Civil Procedure and the local rules of the Bankruptcy Court, as applicable to Chapter 11 cases or proceedings therein, together with all amendments and modifications thereto.

1.8 “Bar Date” means the last day for filing all proofs of claim in this Chapter 11 Case.

1.9 “Baseline” shall have the meaning set forth in the Introduction to this Plan, page 1 above.

1.10 “Board” means the Board of Directors of the Reorganized Debtor.

1.11 “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Fed. R. Bankr. P. 9006(a)), on which commercial banks are open for business in New York, New York.

1.12 “Cash” means legal tender of the United States.

1.13 “Causes of Action” means all rights, claims, causes of action, defenses, debts, demands, damages, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.

1.14 “Certificate of Incorporation” has the meaning set forth in Article III, Section E.3.10.

1.15 “Chapter 11 Case” means the Chapter 11 case of the Debtor.

1.16 “Claim” means a claim within the meaning of section 101(5) of the Bankruptcy Code.

1.17 “Class” means a class of Claims or Interests listed in the Plan.

1.18 “Collateral” means any property or interest in property of the Estate subject to a Lien to secure the payment or performance of a Claim.

1.19 “Collateral Agent” means The Bank of New York Mellon Trust Company, N.A., as collateral agent under each of the New Notes Indentures.

PLAN OF REORGANIZATION – PAGE 2

1.20 “Collateral Documents” means the agreements, documents, and filings related to the Security Agreements creating liens in favor of the Collateral Agent.

1.21 “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order.

1.22 “Confirmation Date” means the date the clerk of the Bankruptcy Court enters the Confirmation Order.

1.23 “Confirmation Hearing” means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.24 “Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

1.25 “Cure” means the payment of Cash by the Debtor, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of the Debtor that permits such Debtor to assume that contract or unexpired lease under section 365(a) of the Bankruptcy Code.

1.26 “Debtor” means Baseline, as debtor and debtor-in-possession, under sections 1107 and 1108 of the Bankruptcy Code.

1.27 “Disclosure Statement” means the written disclosure statement relating to the Plan, as amended, supplemented or modified from time to time, distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

1.28 “Distribution Date” means the later of the Effective Date and the Allowance Date.

1.29 “Effective Date” means the first Business Day on which (a) all conditions to the Plan’s confirmation in Article VII, Section B of the Plan have been satisfied or waived and (b) either (i) the Confirmation Order is a Final Order, or (ii) any date after the entry of the Confirmation Order, provided that no stay is then in effect, unless the Debtor agrees otherwise.

1.30 “Estate” means the Debtor’s property wherever located and by whomever held, as provided under section 541 of the Bankruptcy Code.

1.31 “Exit Facility” means the new notes in an aggregate principal amount of $30 million represented by (a) $5 million in aggregate principal amount of the New Series A 20% Senior Secured Notes issued by the Reorganized Debtor to the Exit Facility Lenders in exchange for the New Cash Advance and (b) $25 million in aggregate principal amount of the New Series B 20% Senior Secured Notes issued by the Reorganized Debtor to the Exit Facility Lenders in exchange for rolling forward $25 million of the Prepetition Notes held by the Exit Facility Lenders.

PLAN OF REORGANIZATION – PAGE 3

1.32 “Exit Facility Lenders” means those Prepetition Noteholders and/or their affiliates or related parties participating in the Exit Facility, as evidenced by their affirmative election on the ballot provided herewith and timely returned as provided herein.

1.33 “Final Order” means (a) an order or judgment of the Bankruptcy Court (i) as to which the time to appeal, petition for certiorari, or file a motion for reargument or rehearing has expired, and (ii) as to which no appeal, petition for certiorari, or motion for reargument or rehearing shall then be pending, or (b) in the event an appeal, petition for certiorari, or motion for reargument or rehearing has been sought, such order of the Bankruptcy Court shall have been (i) affirmed by the highest court to which such order was appealed or from which reargument or rehearing was sought, or certiorari has been denied, and (ii) the time to take any further appeal, petition for certiorari or other proceedings for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or a motion under section 1144 of the Bankruptcy Code may be filed with respect to such order.

1.34 “Findings and Conclusions” means the findings and conclusions entered by the Bankruptcy Court pursuant to Bankruptcy Rule 7052 in relation to the Confirmation Order.

1.35 “General Unsecured Claim” means any Claim against the Debtor that is neither secured by a Lien nor entitled to priority under the Bankruptcy Code or any order of the Court, including, without limitation, any Claim arising from the rejection of an executory contract or unexpired lease under section 365 of the Bankruptcy Code.

1.36 “Impaired” means any Claim impaired within the meaning of section 1124 of the Bankruptcy Code.

1.37 “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as indenture trustee under each of the New Notes Indentures.

1.38 “Intercreditor Agreement” means the Intercreditor Agreement to be entered into between the Reorganized Debtor and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, dated as of [                , 2009]

1.39 “Interest” means the legal, equitable, contractual and other rights of any Person with respect to any shares in the Debtor or any other right thereto (or relating thereto), including, but not limited to, common stock, preferred stock, stock options and warrants.

1.40 “Jefferies” means Jefferies & Company, Inc., a Delaware corporation, and Jefferies High Yield Trading, LLC, a Delaware limited liability corporation.

1.41 “Junior Preferred Stock” means the 18% Series B Redeemable Preferred Stock in the aggregate liquidation preference of $5 million, with a liquidation preference of $1,000 per share, to be issued by the Reorganized Debtor.

PLAN OF REORGANIZATION – PAGE 4

1.42 “Lien” has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code.

1.43 “Make-Up Common Shares” has the meaning set forth in clause (c)(i) under the heading “Class 4” in Article II, Section B.

1.44 “New Cash Advance” means the $5 million to be advanced by the Exit Facility Lenders to the Reorganized Debtor as part of the Exit Facility in exchange for the New Series A 20% Senior Secured Notes. The New Cash Advance will provide funding for the Debtor post-Effective Date.

1.45 “New Common Stock” means the 1 million shares of common stock to be issued by the Reorganized Debtor to the Prepetition Noteholders.

1.46 “New Notes” means, collectively, the New 10% Subordinated Secured Notes and the New 20% Senior Secured Notes.

1.47 “New Notes Indentures” means the Series A Senior Notes Indenture, in the case of the New Series A 20% Senior Secured Notes; the Series B Senior Notes Indenture, in the case of the New Series B 20% Senior Secured Notes; and the Subordinated Notes Indenture, in the case of the New 10% Subordinated Secured Notes; in each case to be entered into between the Reorganized Debtor and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee and Collateral Agent, dated as of [                , 2009].

1.48 “New Stock” means, collectively, the Senior Preferred Stock, the Junior Preferred Stock and/or the New Common Stock of the Reorganized Debtor to be issued to the Exit Facility Lenders and/or the Prepetition Noteholders pursuant to the Plan.

1.49 “New Series A 20% Senior Secured Notes” means the Series A 20% Senior Secured PIK Notes due 2014 in the aggregate principal amount of $5 million, maturing on the 5th anniversary of their issuance and secured by a first priority Lien on substantially all of the assets of the Reorganized Debtor.

1.50 “New Series B 20% Senior Secured Notes” means the Series B 20% Senior Secured PIK Notes due 2014 in the aggregate principal amount of $25 million, maturing on the 5th anniversary of their issuance and secured by a second priority Lien on substantially all of the assets of the Reorganized Debtor.

1.51 “New 10% Subordinated Secured Notes” means the 10% Senior Subordinated PIK Notes in the aggregate principal amount of $10 million, maturing on the 7th anniversary of their issuance, subordinated in right of payment to the New 20% Senior Secured Notes and secured by a third priority Lien on substantially all of the assets of the Reorganized Debtor.

1.52 “New 20% Senior Secured Notes” means, collectively, the New Series A 20% Senior Secured Notes and the New Series B 20% Senior Secured Notes.

1.53 “Other Priority Claim” means a Claim entitled to priority under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

PLAN OF REORGANIZATION – PAGE 5

1.54 “Other Secured Claims” means all Secured Claims against the Debtor other than the Prepetition Notes Claims.

1.55 “Pay Status” as to Royalty Claims means the owner of the Royalty Claim (a) whose identity is known; (b) as to which no portion of the Royalty Claim is subject to a dispute; and (c) whose properly executed documents of title, including division orders, require the operator to pay such Royalty Claim in accordance with applicable nonbankruptcy law. To the extent the ownership of a Royalty Claim is subject to a dispute or is the subject of pending litigation, the Royalty Claim is not in Pay Status.

1.56 “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, or other entity.

1.57 “Petition Date” means the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

1.58 “Plan Supplement” means the organizational, corporate, and financing documents that shall be entered into by the Reorganized Debtor to give effect to the Restructuring Transactions.

1.59 “Plan Support Agreement” means the Plan Support and Lock-Up Agreement, dated as of July 17, 2009, among Baseline and each of Jefferies & Company, Inc., Jefferies High Yield Trading, LLC, Third Point, LLC, Third Point Offshore Master Fund, L.P. and Third Point Ultra Master Fund L.P.

1.60 “Prepetition Noteholder” means any Person who owns 15% Prepetition Notes and/or 12 1/2% Prepetition Notes issued by the Debtor.

1.61 “Prepetition Notes” means, collectively, the 15% Prepetition Notes and the 12 1/2% Prepetition Notes.

1.62 “Prepetition Notes Claims” means the Claims attributable to the holders of the outstanding Prepetition Notes.

1.63 “Priority Tax Claim” means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

1.64 “Pro Rata” means, at any time, the proportion that the principal amount of a Claim (and with regard to a Secured Claim accrued interest through the Petition Date) in a particular Class bears to the aggregate principal amount of all Claims or Interests in that Class or Interest, calculated as of the Petition Date.

1.65 “Purchase Agreement” means the Purchase Agreement to be entered into among the Reorganized Debtor and the Purchasers named therein dated as of [                , 2009].

PLAN OF REORGANIZATION – PAGE 6

1.66 “Reorganized Debtor” means Baseline as reorganized and reincorporated in Delaware, as described in Article III, Section E. of this Plan from and after the Effective Date.

1.67 “Restructuring Transactions” has the meaning set forth in Article III, Section D.

1.68 “Retained Plans” means the employee compensation and benefit plans, if any, of the Debtor subject to sections 1114 and 1129(a) of the Bankruptcy Code that are in existence as of the Petition Date, in each case only to the extent set forth on a schedule included in the Plan Supplement.

1.69 “Royalty” means a cost-free share of production from the oil, gas and mineral estate measured by production and/or sale of minerals from the oil, gas and/or mineral leases owned by Baseline.

1.70 “Royalty Claimant” means a Person with a Royalty Claim.

1.71 “Royalty Claim” means a claim for Royalty arising from the production or sale of oil, gas and/or minerals from oil, gas and/or mineral leases owned by Baseline.

1.72 “Secured Claim” means any Claim, including principal, interest, fees and expenses as determined pursuant to section 506(b) of the Bankruptcy Code, against the Debtor (a) secured, in whole or in part as of the Petition Date, by a Lien on the assets or property of the Debtor, which Lien is valid, perfected and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the assets or property securing any such Claims, or (b) subject to setoff under section 553 of the Bankruptcy Code, but only the extent of the amount subject to such setoff.

1.73 “Security Agreements” means, as such terms are defined in the Disclosure Statement, the First Lien Security Agreement, in the case of the New Series A 20% Senior Secured Notes; the Second Lien Security Agreement, in the case of the New Series B 20% Senior Secured Notes; and the Third Lien Security Agreement, in the case of the New 10% Subordinated Secured Notes; in each case, to be entered into between the Reorganized Debtor and The Bank of New York Mellon Trust Company, N.A., as Collateral Agent, dated as of [            , 2009]

1.74 “Senior Preferred Stock” means the 18% Series A Redeemable Preferred Stock in the aggregate liquidation preference of $25 million, with a liquidation preference of $1,000 per share, to be issued by the Reorganized Debtor.

1.75 “Stockholders Agreement” has the meaning set forth in Article III, Section E.3.11.

1.76 “Third Point” means Third Point, LLC, a Delaware limited liability company; Third Point Offshore Master Fund, L.P., a Cayman Islands limited partnership; and Third Point Ultra Master Fund, L.P., a Cayman Islands limited partnership.

PLAN OF REORGANIZATION – PAGE 7

1.77 “12 1/2% Noteholders” means the holders of 12 1/2% Prepetition Notes.

1.78 “12 1/ 2% Prepetition Notes” means the 12 1/2 % Senior Secured Notes Due 2012 in the aggregate principal amount of $115,000,000.00, of which $15 million in principal is currently outstanding, which notes were issued pursuant to an Indenture dated October 1, 2007, as amended and restated on October 30, 2008, between Baseline and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee and Collateral Agent.

1.79 “15% Noteholders” means the holders of 15% Prepetition Notes.

1.80 “15% Prepetition Notes” means the 15% Senior Secured PIK Notes due 2009 in the aggregate principal amount of $106,681,250.00, all of which is currently outstanding, which notes were issued pursuant to an Indenture dated October 1, 2007, as amended and restated on October 30, 2008, between Baseline and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee and Collateral Agent.

C.	Rules of Interpretation

1.81 General

In this Plan (a) any reference to a contract, instrument, release, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (d) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

1.82 “Including”

As used in this Plan, “including” means “including without limitation.”

1.83 “On”

With reference to any distribution under this Plan, “on” a date means on or as soon as reasonably practicable after that date.

1.84 “Contra Proferentum” Rule Not Applicable

This Plan is the product of extensive discussions and negotiations between and among, inter alia, Baseline, certain holders of Interests, Third Point and Jefferies. Each of the foregoing was represented by counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as “contra proferentum” shall not apply to the interpretation of any provision of this Plan, the Disclosure Statement, or any agreement or document generated in connection herewith.

PLAN OF REORGANIZATION – PAGE 8

D.	Computation of Time

1.85 In computing any period of time prescribed or allowed by the Plan, Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification

2.1 The Plan classifies all Claims and Interests into the Classes listed in section B below. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in other Classes to the extent that any portion thereof qualifies within the description of a different Class. Claims against or Interests in the Debtor are grouped in accordance with section 1122(a) of the Bankruptcy Code.

B.	Classes and Treatment of Claims and Interests Therein

2.2 Class 1. Administrative Claims. Class 1 Claims are not Impaired. Each holder of an Allowed Administrative Claim shall be paid in full, in Cash, as soon as practicable on the later of (a) the Effective Date and (b) the date on which such Administrative Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto. Class 1 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.3 Class 2. Priority Tax Claims. Class 2 Claims are not Impaired. Each holder of an Allowed Priority Tax Claim shall be paid in full, in Cash, as soon as practicable on the later of (a) the Effective Date and (b) the date on which such Priority Tax Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto. Class 2 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.4 Class 3. Other Priority Claims. Class 3 Claims are not Impaired. Class 3 shall include all Priority Claims not included in Class 1, 2, 4, 5 or 6. Each holder of an Allowed Class 3 Claim shall be paid in full, in Cash, as soon as practicable on the later of (a) the Effective Date and (b) the date on which such Other Priority Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto. Class 3 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

PLAN OF REORGANIZATION – PAGE 9

2.5 Class 4. Prepetition Notes Claims. Class 4 Claims are Impaired. Each holder of an Allowed Prepetition Notes Claim shall be entitled to receive the securities listed below as soon as practicable on the later of (x) the Effective Date and (y) the date on which such Prepetition Notes Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto. Class 4 is entitled to vote to accept or reject the Plan.

(a) New 10% Subordinated Secured Notes. These notes will be allocated among the Prepetition Noteholders in proportion to the aggregate principal amount of Prepetition Notes held by the Prepetition Noteholders; provided, however, that for purposes of this allocation calculation, the principal amount of Prepetition Notes rolled forward pursuant to the Exit Facility shall be excluded.

(b) Junior Preferred Stock. These shares will be allocated among the Prepetition Noteholders in proportion to the aggregate principal amount of Prepetition Notes held by the Prepetition Noteholders. For the avoidance of doubt, this allocation calculation will include the principal amount of Prepetition Notes rolled forward pursuant to the Exit Facility.

(c) New Common Stock. A total of 1 million shares of New Common Stock will be issued to the holders of Allowed Prepetition Notes Claims. These shares will be allocated as follows:

(i) Any holder of Allowed Prepetition Notes Claims who does not elect to participate in the Exit Facility described in Article III below will receive, in addition to the shares described in clause (ii) below, a number of shares of New Common Stock equal to (x) the aggregate liquidation preference of the Senior Preferred Stock that such holder would have received if it had participated in the Exit Facility, divided by (y) $10.00 per share (all such shares issued to holders of Allowed Prepetition Notes Claims, the “Make-Up Common Shares”); and

(ii) All remaining shares of New Common Stock (i.e., after giving effect to the issuance of the Make-Up Common Shares pursuant to clause (c)(i) above) will be issued to all holders of Allowed Prepetition Notes Claims in proportion to their respective aggregate principal amount of Prepetition Notes held by them, including, for purposes of this allocation calculation, the aggregate amount of Prepetition Notes rolled forward; provided, however, that any Prepetition Noteholders that do not participate in the Exit Facility will be entitled to additional shares of New Common Stock equal in the aggregate to 2.22% of the total number of shares of New Common Stock to be issued pursuant to this clause (c)(ii), which shares will be allocated in proportion to the principal amount of Prepetition Notes held by such Prepetition Noteholders; provided further, that holders who participate in the Exit Facility will share in the dilution caused by this additional allocation pro rata based upon the respective principal amounts of Prepetition Notes held by them.

(d) In addition to the above-described securities, the Prepetition Noteholders who participate in the Exit Facility in accordance with Article III below, as further consideration, shall roll forward their pro rata share, based on the amount of New Cash Advance contributed by such Prepetition Noteholder, of the $25 million in aggregate principal amount of Prepetition Notes being rolled forward pursuant to this Plan, which roll forward shall be allocated as set forth in Article III below.

PLAN OF REORGANIZATION – PAGE 10

2.6 Class 5. Royalty Claims. Class 5 Claims are not Impaired. Each holder of an Allowed Class 5 Claim shall be paid in full, in Cash, as soon as practicable on the later of (a) the Effective Date and (b) the date when such Royalty Claim (i) becomes an Allowed Claim payable under applicable law or any agreement relating thereto and (ii) is in Pay Status. Class 5 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.7 Class 6. Other Secured Claims. Class 6 Claims are not Impaired. Class 6 shall include all Secured Claims other than Class 4 and Class 5 Claims. Each holder of an Allowed Class 6 Claim shall be paid in full, in Cash, as soon as practicable on the later of (a) the Effective Date and (b) the date on which such Other Secured Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto. Class 6 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the Plan.

2.8 Class 7. General Unsecured Claims. Class 7 Claims are not Impaired. Each holder of an Allowed Class 7 Claim shall be paid in full, in Cash, as soon as practicable on the later of (a) the Effective Date and (b) the date on which such General Unsecured Claim becomes an Allowed Claim payable under applicable law or any agreement relating thereto. Class 7 is deemed to have accepted the Plan and therefore is not entitled to vote to accept or reject the plan.

2.9 Class 8. Interests. Class 8 holders are Impaired. Interests in the Debtor shall be cancelled and annulled on the Effective Date. As the Interest holders shall not receive distributions under the Plan, Class 8 is deemed to have rejected the Plan by operation of law and is not entitled to vote to accept or reject the Plan.

C.	Aggregation

If a Person has more than one Claim in the same Class, such Claims shall be aggregated and treated as a single Claim. If a Person has Claims in different Classes, such claims shall be aggregated only within the same Class and not between Classes.

D.	Alternative Treatment

Notwithstanding any provision herein to the contrary, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any other lesser distribution or treatment to which it and the Debtor may agree in writing.

PLAN OF REORGANIZATION – PAGE 11

ARTICLE III

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Exit Facility

3.1 All Prepetition Noteholders will have the option, but not the obligation, to participate in the Exit Facility. The election to participate in the Exit Facility shall be exercised by the Prepetition Noteholders prior to the Petition Date as part of the solicitation of acceptances or rejection of this Plan. The election to participate in the Exit Facility shall be made on the ballot provided, shall be signed by the Prepetition Noteholder and shall be submitted in accordance with the instructions provided in the ballot. Each written election by a Prepetition Noteholder to participate in the Exit Facility (a) shall set forth the maximum amount of Cash that such Prepetition Noteholder is willing to contribute in connection with the New Cash Advance, and (b) shall be the binding commitment of such Prepetition Noteholder to provide such Cash contribution.

Notwithstanding anything in a ballot to the contrary, if two affiliates (as defined in Section 101(2) of the Bankruptcy Code) are Prepetition Noteholders and one affiliate fails to, or chooses not to, participate in the Exit Facility, the other affiliate will have the right, before any other Prepetition Noteholders, to increase such other affiliate’s participation in the Exit Facility in an amount up to such non-participating affiliate’s pro rata share of the Exit Facility, based on the aggregate principal amount of Prepetition Notes held by such non-participating affiliate.

The Debtor has commitments under the Plan Support Agreement from Third Point and Jefferies to participate in the Exit Facility, subject to the terms and conditions of the Plan Support Agreement, in order to enable the Debtor to consummate the Plan and emerge from Chapter 11 as a reorganized entity.

3.2 The Exit Facility Lenders will (a) provide the New Cash Advance in exchange for $5 million in aggregate principal amount of the New Series A 20% Senior Secured Notes and (b) roll forward $25 million in aggregate principal amount of Prepetition Notes in exchange for $25 million of New Series B 20% Senior Secured Notes. Allocation of the Exit Facility among the Exit Facility Lenders shall be as follows:

(a) New Cash Advance. If the aggregate amount of Cash that the Exit Facility Lenders have committed to contribute is greater than the amount of the New Cash Advance, the Cash to be contributed to the New Cash Advance will be allocated among such Exit Facility Lenders in proportion to their respective pro rata share of outstanding principal of Prepetition Notes; provided, however, that if any such Exit Facility Lender commits to contribute less than its pro rata share of the New Cash Advance, all other Exit Facility Lenders shall have the right to contribute additional amounts of Cash to make up the shortfall, which additional Cash contribution shall be allocated among such other Exit Facility Lenders in proportion to their respective pro rata share of outstanding principal of Prepetition Notes. If any portion of the New Cash Advance remains unallocated after the allocation described in the immediately preceding sentence, then the remaining portion will be allocated in proportion to the unallocated portion of the commitments made by the Exit Facility Lenders.

PLAN OF REORGANIZATION – PAGE 12

(b) Roll Forward of Prepetition Notes. As part of the aggregate $25 million in Prepetition Notes to be rolled forward in the Exit Facility (which will be accomplished by exchanging such Prepetition Notes for the securities described in sections 3.3(b) and 3.3(c) below), the Exit Facility Lenders shall be entitled to roll forward a portion of the outstanding principal amount of their respective Prepetition Notes equal to product of (i) $25 million multiplied by (ii) their respective pro rata share of the New Cash Advance.

3.3 In exchange for participation in the Exit Facility, each Exit Facility Lender shall receive:

(a) New Series A 20% Senior Secured Notes with a principal amount equal to the amount of Cash contributed by such Exit Facility Lender as part of the of the New Cash Advance;

(b) New Series B 20% Senior Secured Notes with a principal amount equal to the aggregate principal amount of the Prepetition Notes that such Exit Facility Lender rolls forward; and

(c) shares of Senior Preferred Stock with a liquidation preference equal to the aggregate principal amount of the Prepetition Notes that such Exit Facility Lender rolls forward.

3.4 Repayment of the New Series A 20% Senior Secured Notes will be secured by a first and senior Lien on all assets of the Reorganized Debtor, and repayment of the New Series B 20% Senior Secured Notes will be secured by a second Lien on all assets of the Reorganized Debtor.

3.5 The security interests and liens securing repayment of the Prepetition Notes shall be released and re-granted on the Effective Date (i) on a first priority basis to secure the New Series A 20% Senior Secured Notes, (ii) on a second priority basis to secure the New Series B 20% Senior Secured Notes, and (iii) on a third priority basis to secure the New 10% Subordinated Secured Notes, in each case pursuant to the Security Agreements, the Collateral Documents, and the Intercreditor Agreement.

3.6 The New Series A 20% Senior Secured Notes will be issued pursuant to that certain Series A Senior Notes Indenture, the New Series B 20% Senior Secured Notes will be issued pursuant to that certain Series B Senior Notes Indenture, and the New 10% Subordinated Secured Notes will be issued pursuant to that certain Subordinated Notes Agreement, in each case, to be entered into between the Reorganized Debtor and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee and Collateral Agent. Each such indenture will govern the rights and obligations of the Reorganized Debtor and the holders of the applicable series of New Notes issued thereunder.

PLAN OF REORGANIZATION – PAGE 13

B.	Satisfaction of Allowed Claims

3.7 The holders of Allowed Claims in Classes 1 through 7 shall be satisfied in accordance with the terms of this Plan.

C.	Cancellation of Interests; Issuance of New Common Stock

3.8 All Interests of the Debtor shall be cancelled and annulled on the Effective Date. The Reorganized Debtor shall issue a total of 1 million shares of New Common Stock in a manner described in Article II, Section B.2.5 above.

D.	Restructuring Transactions

3.9 On the Effective Date, and pursuant to the Plan or the applicable Plan Supplement, the Debtor or Reorganized Debtor shall enter into the restructuring transactions contemplated herein (the “Restructuring Transactions”), and shall take any actions as may be reasonably necessary or appropriate to effect a restructuring of its respective businesses or the overall organizational structure of the Reorganized Debtor. The actions to be taken by the Debtor and Reorganized Debtor to effect the Restructuring Transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition or transfer containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and any other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation or reincorporation, including the Certificate of Incorporation and the Certificate of Designations, limited partnership, or formation, merger or consolidation pursuant to applicable state law; and (d) all other actions determined to be reasonably necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with the Restructuring Transactions. The Plan Supplement evidencing the Restructuring Transactions shall be filed with the Bankruptcy Court within five (5) Business Days before the Confirmation Hearing. The chairman of the board of directors, president, chief executive officer, chief financial officer, any executive vice president or senior vice president, or any other appropriate officer, manager or managing partner of each of Debtor or Reorganized Debtor, as appropriate, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, the New Notes Indentures, the Collateral Documents, the Security Agreements, the Intercreditor Agreement, the Certificate of Designations and other agreements or documents, and take such other actions, as may be reasonably necessary or appropriate, to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of Debtor or Reorganized Debtor, as appropriate, shall be authorized to certify or attest to any of the foregoing actions.

PLAN OF REORGANIZATION – PAGE 14

E.	Continued Corporate Existence; Certificates of Incorporation and By-laws

3.10 The Reorganized Debtor shall continue to exist as a separate legal entity, and shall be reincorporated under the laws of the State of Delaware. On the Effective Date, the Reorganized Debtor will file the Certificate of Incorporation in substantially the form attached to the Disclosure Statement as Exhibit R with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”) and adopt amended and restated bylaws in substantially the form attached to the Disclosure Statement as Exhibit S. Such Certificate of Incorporation and amended and restated bylaws shall, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities.

3.11 The Certificate of Incorporation will authorize the Reorganized Debtor to issue (a) two million (2,000,000) shares of Common Stock, par value $0.001 per share, of which the Reorganized Debtor will issue 1 million shares of New Common Stock to the Prepetition Noteholders on the Effective Date in the amounts described in Article II, Section B.2.5 above; and (b) sixty thousand (60,000) shares of Preferred Stock, par value $0.001 per share, of which 50,000 shares will be designated the Senior Preferred Stock and 10,000 shares will be designated the Junior Preferred Stock, in each case as set forth in the Certificate of Designations, of which 25,000 shares of Senior Preferred Stock and 5,000 shares of Junior Preferred Stock will be issued by the Reorganized Debtor on the Effective Date as described in Article II, Section B.2.5 and Article III, Section A.3.3.

Except as provided in the Stockholders Agreement to be entered into by the Reorganized Debtor, Third Point and Jefferies (the “Stockholders Agreement”), the holders of New Common Stock will vote as a single class, and each share New Common Stock will be entitled to one vote in all matters to be voted on by the holders of the New Common Stock. The Stockholders Agreement provides that as long as Jefferies and Third Point each holds at least 5% of the outstanding shares of New Common Stock on a fully-diluted basis, Jefferies and Third Point will each have the right to elect one director to the Board and mutually designate a third director to the Board.

3.12 As provided in the Stockholders Agreement, the Reorganized Debtor and the holders of the New Stock party thereto will be subject to certain rights and obligations, including restrictions regarding issuance of new securities and transfer of outstanding securities, as set forth in the Stockholders Agreement, which provides in part that:

•

No stockholder party thereto may sell, assign, transfer or pledge (subject to customary exceptions) its shares of New Stock except to its majority-owned affiliates without the prior consent of Jefferies and Third Point, if not a party to the transaction and still a stockholder.

•

If Jefferies sells a majority of any class or series of its shares of New Stock to a third party, Jefferies will have the right to cause all of the other stockholders party thereto to sell, pro rata, their shares of New Stock of the same class or series to such third party on substantially the same terms and conditions.

PLAN OF REORGANIZATION – PAGE 15

•

If one or more stockholders sell a majority of any class or series of its or their shares of New Stock to a third party, each other stockholder will have the right to sell, pro rata, its shares of New Stock of the same class or series to such third party on substantially the same terms and conditions.

•

If any stockholder party thereto wishes to sell any of its shares of New Stock to a third party, such stockholder must first offer to sell such shares of New Stock to the other stockholders. If the selling stockholder accepts the offer by another stockholder offering the highest price for the selling stockholder’s shares of New Stock, such other stockholder will be required to purchase the selling stockholder’s shares of new Stock at the price offered by such other stockholder within the next 15 calendar days. If the selling stockholder does not elect to accept any offers by the other stockholders or fails to accept any such offer within 30 calendar days after notifying the other stockholders of its desire to sell its shares of New Stock, the selling stockholder may sell its shares of New Stock to a third party; provided, however, that the sale to the third party must be consummated within 60 calendar days after such 30-calendar day period and at a price not less than 106% of the highest price offered by the other stockholders.

•	Without the prior written consent of Jefferies and Third Point the Reorganized Debtor may not, among other things:

•	change its charter or bylaws;

•	change its capital structure (e.g., authorize, issue, redeem or modify the terms of any securities of the Reorganized Debtor);

•	except as necessary to accommodate Jefferies’ and Third Point’s right to designate a Board member, change the composition of the Board;

•	change the Reorganized Debtor’s line of business;

•	incur any debt outside of the ordinary course of business;

•	declare or pay any dividends;

•	sell any material assets outside of the ordinary course of business; or

•	enter into any change of control transaction.

•	The Reorganized Debtor may not issue any new equity securities without first offering each of Jefferies and Third Point the right to purchase its pro rata share of such new equity securities.

F.	Authority

3.13 Until the Effective Date, the Bankruptcy Court shall retain jurisdiction of the Debtor, its assets and operations.

PLAN OF REORGANIZATION – PAGE 16

G.	Substantial Consummation

3.14 On the Effective Date, unless otherwise provided by the Confirmation Order, the following shall occur, be deemed to have occurred simultaneously, and constitute substantial consummation of the Plan: (a) new corporate documents shall be authorized, approved and effective in all respects without further action under applicable law, regulation, order, or rule, including, without express or implied limitation, any action by the stockholders or directors of the Debtor or the Reorganized Debtor; except that the new organizational documents of the Debtor shall be filed as may be appropriate with the applicable Secretary of State as soon as practicable on or after the Effective Date; (b) the Debtor’s property deemed transferred to the Reorganized Debtor shall automatically vest in the Reorganized Debtor without further action on the part of the Debtor or any other Person; (c) the New Stock and the New Notes shall be authorized and issued to the Exit Facility Lenders and Prepetition Noteholders, and the related Collateral securing the New Notes shall be granted, and the related Intercreditor Agreement will be entered into, in each case as contemplated by Articles II and III hereof.

H.	Cancellation of Instruments and Agreements

3.15 Upon the occurrence of the Effective Date, except as otherwise provided herein or in the Confirmation Order, instruments, indentures, notes, warrants, options, share certificates, or other documents (other than any insurance policy of a Debtor) evidencing, giving rise to, or governing any Claim or Interest shall be deemed canceled and annulled without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under such agreements, instruments, indentures, notes, warrants, options, share certificates, or other documents shall be discharged.

I.	Directors and Officers

3.16 On the Effective Date, the officers and directors of the Reorganized Debtor shall be: President: Thomas R. Kaetzer; CFO/Secretary Patrick H. McGarey; Controller: Randal B. McDonald, Jr.; directors: Joshua L. Targoff, Thomas R. Kaetzer, and Brian Wolfe.

J.	Releases

3.17 On the Effective Date, except for Causes of Action arising under the Exit Facility or the Plan (a) the Exit Facility Lenders and the Prepetition Noteholders shall be deemed to forever waive, release, and discharge any and all Causes of Action against the Debtor based, whether in whole or in part, upon any act, omission, event, condition, or thing in existence or that occurred, whether in whole or in part, prior to the Effective Date of the Plan and (b) in exchange for the preceding release and the valuable consideration being provided by the Exit Facility Lenders (in the form of new money) and the Prepetition Noteholders (in the form of significant compromise and reduction of their Secured Claims), the Debtor shall be deemed to forever waive, release, and discharge any and all Causes of Action against the Exit Facility Lenders and the Prepetition Noteholders based, whether in whole or in part, upon any act, omission, event, condition, or thing in existence or that occurred, whether in whole or in part, prior to the Effective Date of the Plan. For the purpose of the Releases granted by this section, the Exit Facility Lenders, Prepetition Noteholders and Debtor shall include their officers, directors, employees, agents, partners, subsidiaries, affiliates, advisors, attorneys, and successors-in-interest.

PLAN OF REORGANIZATION – PAGE 17

K.	Certain Retained Causes of Action

3.18 Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall receive by transfer from the Debtor and shall retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or its Estate may hold against any Person or that arose prior to the Effective Date or that relates to a Claim. The Reorganized Debtor may pursue such retained claims, rights or causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Estate.

L.	Exemption from Certain Transfer Taxes

3.19 Pursuant to section 1146(a) of the Bankruptcy Code, any transfers or mortgages from or by the Debtor to the Reorganized Debtor or any other Person or entity pursuant to the Plan, including, without limitation, any filings made in connection with the Exit Facility, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

M.	Assignment of Litigation Claims.

3.20 The Debtor will assign any Causes of Action or Claims, whether asserted or unasserted, to the Reorganized Debtor, including but not limited to, Claims and Causes of Action against officers and directors.

ARTICLE IV

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Delivery of Distributions; Undeliverable or Unclaimed Distributions

4.1 Delivery of Distributions in General

The Reorganized Debtor shall make distributions to each holder of an Allowed Claim at the address reflected in the books and records of the Debtor, unless otherwise notified in writing by such holder sufficiently in advance of any distribution to allow the Debtor or Reorganized Debtor to reflect such change on its books and records.

PLAN OF REORGANIZATION – PAGE 18

4.2 Undeliverable and Unclaimed Distributions

Any undeliverable or unclaimed distribution under this Plan that does not become deliverable on or before the second anniversary of the Effective Date shall be deemed to have been forfeited and waived, and the Person otherwise entitled thereto shall be forever barred and enjoined from asserting its Claim therefor against, or seeking to recover its distribution from, the Debtor, its Estate, and the Reorganized Debtor.

4.3 Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim or Interest entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

4.4 Fractional Amounts

The distributable amount of New Notes or New Stock may create fractional amounts otherwise distributable to holders of Allowed Class 4 Claims. Notwithstanding such entitlement, all New Notes and New Stock issued by the Reorganized Debtor pursuant to the Plan will be issued and distributed only in full dollar denominations. To the extent any holder would be entitled to a fractional denomination of New Notes and/or New Stock, but for this provision, the denomination of New Notes and/or New Stock to be issued to such holder shall be rounded downward to eliminate any fractional amount.

B.	Withholding and Reporting Requirements

4.5 Compliance with Applicable Laws.

In connection with this Plan and all distributions hereunder, the Reorganized Debtor shall comply with all applicable tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to those requirements. The Reorganized Debtor shall be authorized to take all actions necessary or appropriate to comply with those withholding and reporting requirements. Notwithstanding any other provision of this Plan, the holders of Interests of the Reorganized Debtor shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and no distribution shall be made to or on behalf of such holder pursuant to this Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtor for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtor’s satisfaction, established an exemption therefrom. Any distribution to be made pursuant to this Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article IV, Section A. hereof.

PLAN OF REORGANIZATION – PAGE 19

4.6 Tax Identification Numbers

Prior to receiving any distributions under this Plan, all holders of Allowed Claims shall provide the Reorganized Debtor with written notification or confirmation of their respective federal tax identification numbers or social security numbers for the sole purpose of allowing the Debtor and the Reorganized Debtor to comply with the applicable tax laws and rules.

C.	Setoffs

4.7 The Reorganized Debtor may, but shall not be required to, set off against any Claim, other than the Claims held by the Prepetition Noteholders, and the payments or other distributions to be made in respect of that Claim, claims of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim’s holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtor of any claim that the Debtor or Reorganized Debtor may have.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES

A.	Assumed Contracts and Leases

5.1 Except for the executory contracts or unexpired leases designated for rejection prior to the Confirmation Hearing, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease and assigned them to the Reorganized Debtor. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions and assignments to the Reorganized Debtor as of the Effective Date.

B.	Payments Related to Assumption of Contracts and Leases

5.2 Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by Cure in the ordinary course of business. Such Claims are not Impaired.

C.	Compensation, Benefit, and Pension Programs

5.3 With the sole exception of the Retained Plans, all employee compensation, benefit and pension plans, and employment agreements or settlements reached thereunder of the Debtors, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, terminated executory contracts. Each Retained Plan will be treated as if it were an executory contract assumed hereunder, and the Debtor’s respective obligations under each such Retained Plan shall survive Confirmation of this Plan.

PLAN OF REORGANIZATION – PAGE 20

D.	Indemnification Obligations

5.4 Except as otherwise specifically provided herein, any obligations or rights of any Debtor to indemnify, defend or advance expenses to its present and former directors, officers, employees, agents or representatives under its certificate of incorporation, by-laws, employee-indemnification policy, or under state law, or any agreement with respect to any claim, demand, suit, cause of action, or proceeding, shall survive Confirmation of this Plan. The employees of the Debtor who become employed by the Reorganized Debtor shall receive indemnification by the Reorganized Debtor in the ordinary course of their businesses. Claims against the Debtor for indemnification shall be classified under this Plan as General Unsecured Claims and are payable as Class 7 Claims.

E.	Treatment of Change of Control Provisions

5.5 The entry of the Confirmation Order, consummation of the Plan, and/or any other acts taken to implement the Plan shall not constitute a “change in control” under any provision of any contract, agreement or other document which provides for the occurrence of any event, the granting of any right, or any other change in the then-existing relationship between the parties upon a change in control.

ARTICLE VI

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Classes Entitled To Vote

6.1 Class 4 Claims are Impaired and are entitled to vote to accept or reject the Plan. By operation of law, Class 1, 2, 3, 5, 6, and 7 Claims are not Impaired, are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan. Interests in Class 8 will not receive distributions under the Plan, are deemed to have rejected the Plan by operation of law and are not entitled to vote to accept or reject the Plan.

B.	Acceptance by Impaired Classes

6.2 An Impaired Class of Claims or Interests shall have accepted the Plan if (a) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (b) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted the Plan if the holders of at least two thirds in amount of the allowed interests have voted to accept the Plan, not counting the vote of any holder designated under section 1126(e).

C.	Cramdown

6.3 Class 8 is deemed to have rejected the Plan under sections 1124 and 1126 of the Bankruptcy Code. The Debtor shall request that the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code.

PLAN OF REORGANIZATION – PAGE 21

ARTICLE VII

CONDITIONS PRECEDENT TO PLAN’S

CONFIRMATION AND EFFECTIVE DATE

A.	Conditions Precedent to Confirmation

7.1 The Plan’s Confirmation is subject to the satisfaction or written waiver of each of the following conditions precedent:

(a) the Court finding the prepetition solicitation and the Disclosure Statement to have been adequate and not in violation of law;

(b) timely and affirmative election by the Exit Facility Lenders that they will provide the New Cash Advance pursuant to the Exit Facility;

(c) the assumption and assignment of all executory contracts and unexpired leases that are not expressly rejected which the Debtor may seek to assume and assign under the Plan;

(d) approval of the mutual releases as set forth in Article III, Section J.;

(e) approval of the release of parties as set forth in Article X, Section C. and the injunction against prosecution as provided in Article X, Section E.;

(f) the Findings and Conclusions be in form and substance and contain findings and conclusions in support of confirmation of the Plan that are reasonably satisfactory to the Debtor and the Exit Facility Lenders; and

(g) entry of the Confirmation Order on or before September 30, 2009.

B.	Conditions Precedent to Effective Date

7.2 Effectiveness of the Plan is subject to the satisfaction or written waiver of each of the following conditions precedent:

(a) The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtor and the Exit Facility Lenders, confirming the Plan, as the same may have been modified;

(b) the Confirmation Order shall have been entered, no timely appeal shall have been taken from the Confirmation Order, and the Confirmation Order shall have become a Final Order;

(c) the Debtor shall have received the New Cash Advance under the Exit Facility;

(d) the Debtor and/or Reorganized Debtor shall have executed and delivered all documents necessary to effectuate the issuance of the New Stock and the New Notes as set forth in the Plan;

PLAN OF REORGANIZATION – PAGE 22

(e) all necessary and material consents, authorizations, and approvals shall have been given or waived for the transfers and transactions described in the Plan, including, without limitation, the transfers of property and the payments described in the Plan, as applicable;

(f) all conditions to the consummation of the transactions contemplated by the Plan shall have been satisfied or waived.

C.	Waiver of Conditions

7.3 The conditions set forth above can be waived in writing, in whole or in part, jointly by the Debtor and the Exit Facility Lenders at any time without an order of the Bankruptcy Court. Unless waived, the failure to satisfy any condition to the Effective Date will preclude the Effective Date’s occurrence, regardless of the circumstances giving rise thereto (including any action or inaction by the Debtor or the Reorganized Debtor). The waiver of any condition to Confirmation or to the Effective Date shall not constitute or be deemed a waiver of any other condition.

ARTICLE VIII

MODIFICATION; WITHDRAWAL

8.1 The Debtor reserves the right to modify the Plan in a manner that is acceptable to the Exit Facility Lenders, either before or after Confirmation, to the fullest extent permitted under section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The Debtor may withdraw the Plan at any time before the Effective Date.

ARTICLE IX

RETENTION OF JURISDICTION

9.1 Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Case and the Plan, to the fullest extent permitted by law, including jurisdiction to:

a. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

b. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan and all contracts, instruments, and other agreements executed in connection with the Plan;

PLAN OF REORGANIZATION – PAGE 23

c. Hear and determine any request to modify the Plan or to cure any defect or omission or reconcile any inconsistency in the Plan or any order of the Bankruptcy Court;

d. Issue and enforce injunctions or other orders, or take any other action that may be necessary or appropriate to restrain any interference with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

e. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

f. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

g. Enforce all orders, judgments, injunctions, releases, exculpations, and rulings entered in connection with the Chapter 11 Case;

h. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

i. To hear and determine matters relating to the allowance, disallowance, estimation, and liquidation of Claims against the Debtor and to enter or enforce any order requiring the filing of any such Claim before a particular date;

j. To determine all applications, Claims, adversary proceedings, and contested matters pending on the Effective Date; and

k. Enter a final decree closing the Chapter 11 Case.

ARTICLE X

EFFECTS OF CONFIRMATION

A.	Binding Effect and Discharge of the Debtor

10.1 The Plan shall be binding upon and inure to the benefit of the Debtor, all present and former holders of Claims and Interests, and their respective successors and assigns, and all other parties-in-interest in this Chapter 11 Case. All consideration distributed

PLAN OF REORGANIZATION – PAGE 24

under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against, or Interests in, the Debtor or any of their assets or properties, and, except as otherwise provided herein or in the Confirmation Order, and regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, upon the Effective Date, the Debtor shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests, including, but not limited to, any conduct of the Debtor and any and all demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtor prior to the Petition Date and that arises from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the holder of a Claim based upon such debt accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of the Debtor, subject to the Effective Date occurring.

B.	Vesting

10.2 Except as otherwise provided in the Plan or in the Confirmation Order, on the Effective Date, the Reorganized Debtor shall be vested with all of the property of the Estate free and clear of all Claims, Liens, encumbrances, charges and Interests, and shall thereafter hold, dispose or otherwise deal with such property and operate its business free of any restrictions imposed by the Bankruptcy Code or by the Bankruptcy Court. Prosecution of Causes of Action shall be the exclusive responsibility of the Reorganized Debtor, which shall have sole and absolute discretion over whether to prosecute or settle such Causes of Action.

C.	Release, Exculpation And Limitation Of Liability

10.3 Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any claim or right of action, whether in law or equity, whether for breach of contract, statute, or tort claim, against the Debtor, the Estate, the Reorganized Debtor, the Exit Facility Lenders (including in their capacity as Prepetition Noteholders), the Indenture Trustee or any of their respective affiliates, representatives, present or former members, officers, directors, employees, advisors, attorneys, or agents, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the pursuit of Confirmation of the Plan, consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct or gross negligence.

D.	Good Faith

10.4 As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtor, the Prepetition Noteholders and the Exit Facility Lenders

PLAN OF REORGANIZATION – PAGE 25

have participated in good faith and in compliance with section 1125(e) of the Bankruptcy Code in the offer and issuance of the New Common Stock under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the New Stock under the Plan.

E.	Injunction

10.5 Except as otherwise provided in the Plan, from and after the Confirmation Date, all Persons who have held, hold, or may hold Claims against or Interests in the Debtor prior to the Effective Date are permanently enjoined from taking any of the following actions against the Debtor, the Reorganized Debtor, the Exit Facility Lenders (including in their capacity as Prepetition Noteholders), the Estate and the Indenture Trustee on account of any such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of this Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

A.	Objections to Claims

11.1 Objections to Claims as to which no objection is pending as of the Confirmation Date may be filed solely by the Debtor or the Reorganized Debtor. All Objections to Claims shall be filed no later than thirty (30) calendar days after the Effective Date, however, notwithstanding the foregoing, objections to Claims of a “governmental unit” (which for the purpose hereof shall have the meaning ascribed to it in section 502(b)(9) of the Bankruptcy Code) shall be filed no later than 210 calendar days after the Petition Date.

B.	Payment of Statutory Fees

11.2 All fees payable under section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Case shall be paid from funds otherwise available for distribution hereunder.

C.	Severability of Plan Provisions

11.3 If, before Confirmation, the Bankruptcy Court holds that any provision of the Plan is invalid, void or unenforceable, the Debtor, at its option and if acceptable to the Exit Facility Lenders, may amend or modify the Plan to correct the defect, by amending or

PLAN OF REORGANIZATION – PAGE 26

deleting the offending provision or otherwise, or may withdraw the Plan. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable.

D.	Headings

11.4 The headings of the articles, paragraphs and sections of this Plan are inserted for convenience only and shall not affect the interpretation thereof.

E.	Successors and Assigns

11.5 The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

F.	Term of Injunctions or Stays

11.6 Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case, either by virtue of sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, shall remain in full force and effect until all distributions contemplated by this Plan have been made and the Bankruptcy Court has entered an order closing the Chapter 11 Case. The injunctive provisions of section 524 and 1141 of the Bankruptcy Code and those contained in Article X are permanent and shall not be affected by this provision.

G.	Notices to Debtor

11.7 Any notice, request, or demand required or permitted to be made or provided to or upon the Debtor and the Reorganized Debtor under the Plan shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

BASELINE OIL & GAS CORP.

411 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Fax: 281.591.6101

Attn: Thomas R. Kaetzer

PLAN OF REORGANIZATION – PAGE 27

with a copy to:

THOMPSON & KNIGHT LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

Fax: 713-654-1871

Attn: Rhett G. Campbell

H.	Governing Law

11.8 Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (a) the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan other than the New Notes Indentures, the Purchase Agreement, the Security Agreements, the Collateral Documents (except for any deeds of trust, which will be governed by the laws of the State of Texas), and the Intercreditor Agreement, each of which shall be governed by the State of New York, (b) the laws of the state of incorporation of the Debtor shall govern corporate governance matters with respect to such Debtor and (c) the laws of the state of incorporation of the Reorganized Debtor shall govern corporate governance matters with respect to such Reorganized Debtor, in each case without giving effect to the principles of conflicts of law thereof.

PLAN OF REORGANIZATION – PAGE 28

DATED: August 28, 2009.

BASELINE OIL & GAS CORP.

By:	/s/ Thomas R. Kaetzer
Thomas R. Kaetzer, Chairman, President and Chief Executive Officer

PLAN OF REORGANIZATION – PAGE 29